UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality REIT, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, 2.03 and Item 9.01 of Form 8-K.

Item 1.01.  Entry into a Material Definitive Agreement.

On March 3, 2014, we entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and a lender, and the other lenders party thereto, which provides for a term loan of $100 million with a maturity date of March 3, 2019 and a revolving credit facility of $245 million with an initial maturity date of March 3, 2018.  Subject to certain conditions including covenant compliance and additional fees, the revolving credit facility maturity may be extended until March 3, 2019 and the amount of the total credit facility may be increased from $345 million to $700 million.  The credit facility will be utilized for acquisitions, hotel renovations and development, working capital and other general corporate funding purposes, including the payment of distributions. Under the terms of the Credit Agreement, we may make voluntary prepayments in whole or in part, at any time. The interest rate, subject to certain exceptions, is equal to the LIBOR (London Inter-Bank Offered Rate) plus a margin ranging from 1.55% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the Credit Agreement. We are also required to pay an unused facility fee of 0.2% or 0.3% on the unused portion of the revolving credit facility, based on the amount of borrowings outstanding during a quarter.

On the day of closing, we borrowed $150 million under the credit facility, of which approximately $139 million was used to extinguish the Company’s existing credit facilities (which included the Apple REIT Seven, Inc. and Apple REIT Eight, Inc. credit facilities assumed as a result of the Company’s merger with those two companies effective March 1, 2014), $3 million was used to pay loan origination costs and $8 million was used for working capital purposes.

The credit facility contains mandatory prepayment requirements, customary affirmative covenants and negative covenants and events of default.  The financial covenants include, among others, a minimum tangible net worth, maximum debt limits, maximum distributions, minimum interest and fixed charge coverage ratios and restrictions on investments.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement, and is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.12 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01.   Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

Not Applicable

b. Pro forma financial information.

Not Applicable

c. Shell company transaction.

Not Applicable

d. Exhibits.

Exhibit 10.12 Credit Agreement dated as of March 3, 2014 between Apple Hospitality REIT, Inc., Bank of America, N.A. as Administrative Agent, Keybank National Association as Syndication Agent, Wells Fargo Bank, National Association and U.S. Bank National Association as Co-Documentation Agents, Regions Bank as Managing Agent and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

March 6, 2014